    As filed with the Securities and Exchange Commission on August 30, 2001
                                                      Registration No. 333-65526

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        -------------------------------

                               EMCORE CORPORATION
             (Exact name of registrant as specified in its charter)

           NEW JERSEY                                           22-2746503
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                        -------------------------------

                  145 BELMONT DRIVE, SOMERSET, NEW JERSEY 08873
                                 (732) 271-9090
          (Address, including zip code, and telephone number, including area code, of registrant's agent for service and principal executive offices)

                         -------------------------------

                                THOMAS G. WERTHAN
                               EMCORE CORPORATION
                                145 BELMONT DRIVE
                           SOMERSET, NEW JERSEY 08873
                                 (732) 271-9090
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -------------------------------

                                 WITH COPIES TO:
                             JORGE L. FREELAND, ESQ.
                                WHITE & CASE LLP
                            200 SOUTH BISCAYNE BLVD.
                              MIAMI, FLORIDA 33131
                               TEL: (305) 371-2700
                               FAX: (305) 358-5744

                         -------------------------------

    Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling security holders shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Subject to Completion, Dated August 30, 2001


     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                  $175,000,000

                               EMCORE CORPORATION

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     We issued the notes in a private placement in May 2001. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

     The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of $48.7629 per share, which is equal to 20.5074 shares per $1,000 principal amount of notes, subject to adjustment. We will pay interest on the notes on May 15 and November 15 of each year, beginning November 15, 2001. The notes will mature on May 15, 2006, unless earlier converted or redeemed.

     We may redeem some or all of the notes at any time before May 20, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice and (b) the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. We will make an additional payment in cash or common stock with respect to the notes called for provisional redemption in an amount equal to $150.00 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. We may redeem some or all of the notes at any time on or after May 20, 2004 at the redemption prices described in this prospectus.


     Our common stock is quoted on the Nasdaq National Market under the symbol "EMKR." On August 29, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $15.30 per share.


Investing In The Securities Offered Hereby Involves A High Degree Of Risk. See "Risk Factors" Beginning On Page 10.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS _________________ __, 2001

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

ABOUT THIS PROSPECTUS........................................................3

WHERE YOU CAN FIND MORE INFORMATION..........................................3

INCORPORATION BY REFERENCE...................................................3

FORWARD-LOOKING STATEMENTS...................................................4

SUMMARY......................................................................5

RISK FACTORS................................................................10

USE OF PROCEEDS.............................................................19

RATIO OF EARNINGS TO FIXED CHARGES..........................................19

DESCRIPTION OF THE NOTES....................................................20

DESCRIPTION OF CAPITAL STOCK................................................35

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS..............................35

PLAN OF DISTRIBUTION........................................................40

SELLING SECURITYHOLDERS.....................................................43

LEGAL MATTERS...............................................................44

EXPERTS.....................................................................44

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process. Under this shelf registration process, selling securityholders may, from time to time, resell their notes, and the common stock issuable upon the sale of their notes, in one or more offerings. Please carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where it is unlawful to do so. You should not assume that the information contained in this prospectus is accurate as of any date other than its date, and neither the delivery of this prospectus nor the sale of securities hereunder shall create any implication to the contrary.

     In this prospectus, the "Company," "EMCORE," "we," "us" and "our" refer to EMCORE Corporation, and its subsidiaries.

     Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 000-22175. You may read and copy any document we file at the following SEC public reference rooms:

   Judiciary Plaza        500 West Madison Street        7 World Trade Center
450 Fifth Street, N.W           14th Floor                    Suite 1300
      Rm. 1024            Chicago, Illinois 60661      New York, New York 10048
Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

                           INCORPORATION BY REFERENCE

     We can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we terminate this offering and the option we have granted to the initial purchasers expires or is exercised. The documents we incorporate by reference are:

     1. The description of our common stock in our Registration Statement on Form 8-A, as filed with the SEC on February 26, 1997;

     2. Our annual report on Form 10-K for the fiscal year ended September 30, 2000 (except for Part IV Item 14(a)(2) Schedule I);


     3. Our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2000, March 31, 2001 and June 30, 2001; and

     4. Our definitive proxy materials on Schedule 14A as filed with the SEC on January 26, 2001.

     We furnish our stockholders with annual reports that contain audited financial statements.

     We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus (other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus). Requests for such copies should be directed to the following address:

                  EMCORE Corporation
                  145 Belmont Drive
                  Somerset, New Jersey
                  Attn: Chief Financial Officer
                  Telephone (732) 271-9090.

     This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

     o general economic and business conditions, both nationally and in our markets;

     o our expectations and estimates concerning our future financial performance, financing plans and the effect of competition;

     o anticipated trends in the compound semiconductor wafers and devices business;

     o existing and future regulations affecting the compound semiconductor wafers and devices business; and

     o other risk factors set forth in the "Risk Factors" section of this prospectus.

     In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INCORPORATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE MAKING AN INVESTMENT. UNLESS THE CONTEXT OTHERWISE REQUIRES, IN THIS PROSPECTUS, THE "COMPANY," "EMCORE," "WE," "US," AND "OUR" REFER TO EMCORE CORPORATION AND ITS SUBSIDIARIES.

COMPANY OVERVIEW

     We design, develop and manufacture compound semiconductor wafers and devices and are a leading developer and manufacturer of the tools and manufacturing processes used to fabricate compound semiconductor wafers and devices. Compound semiconductors are composed of two or more elements and usually consist of a metal, such as gallium, aluminum or indium, and a non-metal such as arsenic, phosphorus or nitrogen. Many compound semiconductors have unique physical properties that enable electrons to move through them at least four times faster than through silicon-based devices and are therefore well suited to serve the growing need for efficient, high performance electronic systems.

     We offer a comprehensive portfolio of products and systems for the rapidly expanding broadband, wireless communications and solid state lighting markets. We have developed extensive materials science expertise and process technology to address our customers' needs. Customers can take advantage of our vertically integrated solutions approach by purchasing custom-designed wafers and devices from us, or by manufacturing their own devices in-house using one of our metal organic chemical vapor deposition ("MOCVD") production systems configured to their specific needs. Our products and systems enable our customers to cost effectively introduce new and improved high performance products to the market faster in high volumes.

     The growth in our business is driven by the widespread deployment of fiber optic networks, introduction of new wireless networks and services, rapid build-out of satellite communication systems, increasing use of more power efficient lighting sources, increasing use of electronics in automobiles and emergence of advanced consumer electronic applications. Also, the growing demands for higher volumes of a broad range of higher performance devices has resulted in manufacturers increasingly outsourcing their needs for compound semiconductor wafers and devices. Our expertise in materials science and process technology provides us with a competitive advantage to manufacture compound semiconductor wafers and devices in high volumes. We have increased revenues at a compound annual growth rate ("CAGR") of 30% over the three fiscal years ended September 30, 2000, from $47.8 million in fiscal 1997 to $104.5 million in fiscal 2000.

     WAFERS AND DEVICES. We offer a broad array of compound semiconductor wafers and devices, including optical components and components for use in high-speed data communications and telecommunications networks, radio frequency materials ("RF materials") used in mobile communications products such as wireless modems and handsets, solar cells that power commercial and military satellites, high brightness light-emitting diodes ("HB LEDs") for several lighting markets, and magneto resistive sensors ("MR sensors") for various automotive applications.

     o OPTICAL COMPONENTS AND MODULES. Our family of vertical cavity surface emitting lasers ("VCSELs") and VCSEL array transceiver and transponder products, as well as our photodiode array components, serve the rapidly growing high-speed data communications network markets, including the Gigabit Ethernet, FibreChannel, Infiniband, and Very Short Reach OC-192, the emerging Very Short Reach OC-768 and related markets. Our strategy is to manufacture high cost optical components and subassemblies in-house, using our proprietary technologies, to reduce the overall cost of our transceiver and transponder modules.

     o RF MATERIALS. We currently produce 4-inch and 6-inch InGaP HBT and pHEMT materials that are used by our wireless customers for power amplifiers for GSM, TDMA, CDMA and the emerging 3G multiband wireless handsets.

     o SOLAR CELLS. Solar cells are typically the largest single cost component of a satellite. Our compound semiconductor solar cells, which are used to power commercial and military satellites, have achieved industry-leading efficiencies. Solar cell efficiency dictates the electrical power of the satellite and bears upon the weight and launch costs of the satellite. We began shipping our triple junction solar cells in December 2000.


     o HB LEDS. Through our joint venture with General Electric Lighting, we provide advanced HB LED technology used in such applications as traffic lights, miniature lamps, automotive lighting, and flat panel displays.


     PRODUCTION SYSTEMS. We are a leading provider of compound semiconductor technology processes and MOCVD production tools. We believe that our proprietary TurboDisc deposition technology makes possible one of the most cost-effective production processes for the commercial volume manufacture of high-performance compound semiconductor wafers and devices, which are integral to broadband communication applications. According to VLSI Research, the worldwide market for MOCVD tools is expected to reach $550.4 million by 2005.

CUSTOMERS

     Our customers include Agilent Technologies Ltd., Anadigics Inc., Boeing-Spectrolab, Corning, Inc., General Motors Corp., Hewlett Packard Co., Honeywell International Inc., IBM, JDS Uniphase Corp., Loral Space & Communications Ltd., Lucent Technologies, Inc., Motorola, Inc., Nortel Networks Corp., Siemens AG's Osram GmbH subsidiary, TriQuint Semiconductor, Inc. and more than a dozen of the largest electronics manufacturers in Japan.

BENEFITS OF COMPOUND SEMICONDUCTORS

     Recent advances in information technologies have created a growing need for efficient, high-performance electronic systems that operate at very high frequencies, have increased storage capacity and computational and display capabilities and can be produced cost-effectively in commercial volumes. In the past, electronic systems manufacturers have relied on advances in silicon semiconductor technology to meet many of these demands. However, the newest generation of high-performance electronic and optoelectronic applications require certain functions that are generally not achievable using silicon-based components.

     Compound semiconductors have emerged as an enabling technology to meet the complex requirements of today's advanced information systems. Many compound semiconductor materials have unique physical properties that allow electrons to move at least four times faster than through silicon-based devices. Advantages of compound semiconductor devices over silicon devices include:

     o    operation at higher speeds;

     o    lower power consumption;

     o    less noise and distortion; and

     o optoelectronic properties that enable these devices to emit and detect light.

     Although compound semiconductors are more expensive to manufacture than the more traditional silicon-based semiconductors, electronics manufacturers are increasingly integrating compound semiconductors into their products in order to achieve the higher performance demands of today's electronic products and systems.

STRATEGY

     Our objective is to capitalize on our position as a leading developer and manufacturer of compound semiconductor tools and manufacturing processes to become the leading supplier of compound semiconductor wafers and devices. The key elements of our strategy are to:

     o apply our core materials and manufacturing expertise across multiple product applications;

     o    target high growth market opportunities;

     o    continue to recognize greater value for our core technology;

     o    partner with key industry participants; and

     o continue our investment in research and development to maintain technology leadership.

                        --------------------------------

     Our principal executive offices are located at 145 Belmont Drive, Somerset, New Jersey 08873, and our telephone number is (732) 271-9090.

                                  THE OFFERING

Securities offered..................  $175,000,000 aggregate principal amount of
                                      5% Convertible Subordinated Notes due 2006 and the underlying common stock.

Interest ...........................  The notes will bear interest at an annual rate of 5%. Interest is payable on May 15 and November 15 of each year, beginning November 15, 2001.

Maturity date.......................  May 15, 2006

Conversion rights...................  Holders may convert all or some of their notes at any time prior to the close of
                                      business on the business day immediately preceding the maturity date at a conversion price of $48.7629 per share. The initial conversion price is equivalent to a conversion rate of 20.5074 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. Upon conversion, you will not receive any cash representing accrued interest.

Provisional redemption..............  We may redeem the notes, in whole or in part, at any time before May 20, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice and (b) the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. Upon any provisional redemption we will make an additional payment in cash or common stock, or a combination thereof, with respect to the notes called for redemption in an amount equal to $150.00 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.

Optional redemption.................  We may redeem the notes on or after May
                                      20, 2004, at the redemption prices set
                                      forth in this prospectus.

Change in control...................  Upon a change in control, we may be required to make an offer to purchase each holder's notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.


Subordination.......................  The notes will be our unsecured obligations. The notes will be
                                      subordinated in right of payment to all of our existing and future senior indebtedness and structurally subordinated to all of our existing and future indebtedness and other liabilities of our subsidiaries. As of August 29, 2001, we had senior indebtedness of approximately $0.1 million. The indenture governing the notes will not limit our or our subsidiaries' ability to incur senior indebtedness or other debt.

Registration rights.................  We have agreed to file this shelf registration statement with the SEC with respect to the notes and the common stock issuable upon conversion of the notes. If we fail to fulfill certain related obligations within specified time periods, we will pay additional interest of 0.5% per annum on the notes until we fulfill those obligations.

Use of proceeds.....................  We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

Trading.............................  The notes are eligible for trading in
                                      PORTAL. However, we cannot give any
                                      assurance as to the liquidity of, or
                                      trading market for, the notes.

Common stock........................  Our common stock is quoted on The Nasdaq
                                      National Market under the symbol "EMKR."

                                  RISK FACTORS

     Investment in the securities involves certain risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before investing in the securities.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, OUR ABILITY TO MAKE PAYMENTS ON THE NOTES COULD BE IMPAIRED, THE TRADING PRICE OF THE NOTES AND OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

                      RISK FACTORS RELATING TO OUR BUSINESS

OUR RAPID GROWTH PLACES A STRAIN ON OUR RESOURCES.


     We are experiencing rapid growth, having added a significant number of new employees within the last year. We have also expanded our manufacturing facilities in Albuquerque, New Mexico and in Somerset, New Jersey. This growth has placed and will continue to place a significant strain on our management, financial, sales and other employees and on our internal systems and controls. If we are unable to effectively manage multiple facilities and joint ventures in geographically distant locations, our business, financial condition and results of operations will be materially and adversely affected. We are also in the process of installing new manufacturing software for all of our facilities and are replacing our accounting and purchasing systems. Most of the new manufacturing software is customized to our particular business and manufacturing processes. It will take time and require evaluation to eliminate any of the malfunctions in the software and to train personnel to use the new software. In this transition we may experience delays in production, cost overruns and disruptions in our operations.



     On August 29, 2001, we had approximately $100,000 of Senior indebtedness and $14.9 million available for additional borrowing under our credit facility.


WE MAY CONTINUE TO INCUR OPERATING LOSSES.

     We started operations in 1984 and as of December 31, 2000 had an accumulated deficit of $115.9 million. We incurred net losses of $36.4 million in fiscal 1998, $22.7 million in fiscal 1999, $25.5 million in fiscal 2000 and $4.1 million in the first six months of fiscal 2001. We may continue to incur losses. To support our growth, we have increased our expense levels and our investments in inventory and capital equipment. As a result, we will need to significantly increase revenues and profit margins to become and stay profitable. If our sales and profit margins do not increase to support the higher levels of operating expenses and if our new product offerings are not successful, our business, financial condition and results of operations will be materially and adversely affected.

WE MUST CONTINUALLY IMPROVE EXISTING PRODUCTS, DESIGN AND SELL NEW PRODUCTS AND MANAGE THE COSTS OF RESEARCH AND DEVELOPMENT IN ORDER TO EFFECTIVELY COMPETE.

     We compete in markets characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, our future success depends on our ability to improve our manufacturing processes, tools and products. To remain competitive we must continually introduce manufacturing tools with higher capacity and better production yields.


     We have recently introduced a number of new products, and, in connection with a recent joint venture and internal development, we will be introducing additional new products in the future. The commercialization of new products involves substantial expenditures for research and development, production and marketing. We may be unable to successfully design, develop or manufacture these new products and may have difficulty penetrating new markets.

     Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business, financial condition and results of operations may be materially and adversely affected if:

     o    we are unable to improve our existing products on a timely basis;

     o our new products are not introduced on a timely basis or do not achieve sufficient market penetration;

     o we incur budget overruns or delays in our research and development efforts; or

     o    our new products experience reliability or quality problems.

OUR INDUSTRY IS RAPIDLY CHANGING.

     The compound semiconductor industry is changing rapidly due to, among other things, continuous technological improvements in products and evolving industry standards. This industry is marked by the continuous introduction of new products and increased capacity for services similar to those provided by us. Future technological advances in the compound semiconductor industry may result in the availability of new products or increase the efficiency of existing products. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access such technology or its use may involve substantial capital expenditures which we may be unable to finance. There can be no assurance that existing, proposed or as yet undeveloped technologies will not render our technology less profitable or that we will have available the financial and other resources necessary to compete effectively against companies possessing such technologies. There can be no assurance that we will be able to adapt to technological changes or offer competitive products on a timely or cost effective basis.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors particular to us and the compound semiconductor industry. Not all of these factors are in our control. These factors include:

     o the volume and timing of orders for our products, particularly TurboDisc systems, which have an average selling price in excess of $1.0 million;

     o the timing of our announcements and introduction of new products and of similar announcements by our competitors;

     o    downturns in the market for our customers' products;

     o regional economic conditions, particularly in Asia where we derive a significant portion of our revenues;

     o    price volatility in the compound semiconductor industry;

     o    changes in product mix; and

     o    timing of customer orders.

     These factors may cause our operating results for future periods to be below the expectations of analysts and investors. This may cause a decline in the price of our common stock and adversely affect the price of the notes.

OUR JOINT VENTURE PARTNER, WHO HAS CONTROL OF THIS VENTURE, MAY MAKE DECISIONS THAT WE DO NOT AGREE WITH AND THAT ADVERSELY AFFECT OUR NET INCOME.



     We do not have a majority interest in our joint venture with General Electric Lighting. The joint venture is governed by a board of managers with representatives from our strategic partner and us. Many fundamental decisions must be approved by both parties to the joint venture, which means we will be unable to direct the operation and direction of the joint venture without the agreement of our joint venture partner. If we are unable to agree on important issues with the joint venture partner, the business of the joint venture may be delayed or interrupted, which may, in turn, materially and adversely affect our business, financial condition and results of operations.



     We have devoted and will be required to continue to devote significant funds and technologies to our joint venture to develop and enhance their products. In addition, our joint venture will require that some of our employees devote much of their time to joint venture projects. This will place a strain on our management, scientific, financial and sales employees. If our joint venture is unsuccessful in developing and marketing their products, our business, financial condition and results of operations may be materially and adversely affected.


     We have agreed with General Electric Lighting that our joint venture will be the sole vehicle for each party's participation in the solid state lighting market. The two parties have also agreed to several limitations during the life of the venture and thereafter relating to how each of us can make use of the joint venture's technology. One consequence of these limitations is that in certain circumstances, such as a material default by us or certain sales of our interest in the joint venture, we would not be permitted to use the joint venture's technology to compete against General Electric Lighting in the solid state lighting market.

SINCE A LARGE PERCENTAGE OF OUR REVENUES ARE FROM FOREIGN SALES, CERTAIN EXPORT RISKS MAY DISPROPORTIONATELY AFFECT OUR REVENUES.

     Sales to customers located outside the United States accounted for approximately 39.1% of our revenues in fiscal 1998, 52.6% of our revenues in fiscal 1999, 38.6% of our revenues in fiscal 2000 and 48.0% of our revenues in the first six months of fiscal 2001. Sales to customers in Asia represent the majority of our international sales. We believe that international sales will continue to account for a significant percentage of our revenues. Because of this, the following export risks may disproportionately affect our revenues:

     o political and economic instability may inhibit export of our systems and devices and limit potential customers' access to U.S. dollars;

     o    shipping and installation costs of our systems may increase;

     o we may experience difficulties in the timeliness of collection of foreign accounts receivable and be forced to write off receivables from foreign customers;

     o a strong dollar may make our systems less attractive to foreign purchasers who may decide to postpone making such capital expenditures;

     o tariffs and other barriers may make our systems and devices less cost competitive;

     o we may have difficulty in staffing and managing our international operations;

     o the laws of certain foreign countries may not adequately protect our trade secrets and intellectual property; and

     o potentially adverse tax consequences to our customers may make our systems and devices not cost-competitive.

WE WILL LOSE SALES IF WE ARE UNABLE TO OBTAIN GOVERNMENT AUTHORIZATION TO EXPORT OUR PRODUCTS.

     Exports of our products to certain destinations, such as the People's Republic of China, Malaysia and Taiwan, may require pre-shipment authorization from U.S. export control authorities, including the U.S. Departments of Commerce and State. Authorization may be conditioned on end-use restrictions. On certain occasions, we have been denied authorization, particularly with respect to the People's Republic of China. Failure to receive these authorizations may materially and adversely affect our revenues and in turn our business, financial condition and results of operations from international sales. Additionally, export jurisdiction relating to exports of satellites and associated components has not been definitively settled. Such exports may in the future require a license from the Department of State. This may cause delays in shipping solar cells abroad. Delays in receiving export licenses for solar cells may materially and adversely affect our revenues and in turn our business, financial condition and results of operations.

OUR OPERATING RESULTS COULD BE HARMED IF WE LOSE ACCESS TO SOLE OR LIMITED SOURCES OF MATERIALS OR SERVICES.

     We currently obtain some components and services for our products from limited or single sources, such as substrates from AXT, Inc. We purchase these components and services on a purchase order basis, do not carry significant inventories of these components and do not have any long-term supply contracts with these vendors. Because we often do not account for a significant part of our vendors' business, we may not have access to sufficient capacity from these vendors in periods of high demand. If we were to change any of our limited or sole source vendors, we would be required to requalify each new vendor. Requalification could prevent or delay product shipments that could negatively affect our results of operations. In addition, our reliance on these vendors may negatively affect our production if the components vary in quality or quantity. If we are unable to obtain timely deliveries of sufficient components of acceptable quality or if the prices of components for which we do not have alternative sources increase, our business, financial condition and results of operations could be materially and adversely affected.

OUR PRODUCTS ARE DIFFICULT TO MANUFACTURE AND OUR PRODUCTION COULD BE DISRUPTED IF WE ARE UNABLE TO AVOID MANUFACTURING DIFFICULTIES.


    We manufacture all of our wafers and devices in our manufacturing facilities. Minute impurities, difficulties in the production process, defects in the layering of the devices' constituent compounds, wafer breakage or other factors can cause a substantial percentage of wafers and devices to be rejected or numerous devices on each wafer to be non-functional. These factors can result in lower than expected production yields, which would delay product shipments and may materially and adversely affect our operating results. Because the majority of our costs of manufacture are relatively fixed, the number of shippable devices per wafer for a given product is critical to our financial results. Additionally, because we manufacture all of our products at our facilities in Somerset, New Jersey and Albuquerque, New Mexico, any interruption in manufacturing resulting from fire, natural disaster, equipment failures or otherwise would materially and adversely affect our business, financial condition and results of operations.


WE FACE LENGTHY SALES AND QUALIFICATIONS CYCLES FOR OUR PRODUCTS AND, IN MANY CASES, MUST INVEST A SUBSTANTIAL AMOUNT OF TIME AND FUNDS BEFORE WE RECEIVE ORDERS.

     Sales of our TurboDisc systems primarily depend upon the decision of a prospective customer to increase its manufacturing capacity, which typically involves a significant capital commitment by the customer. Customers usually place orders with us between two to nine months after our initial contact with them. We often experience delays in obtaining system sales orders while customers evaluate and receive internal approvals for the purchase of these systems. These delays may include the time necessary to plan, design or complete a new or expanded compound semiconductor fabrication facility. Due to these factors, we expend substantial funds and sales, marketing and management efforts to sell our compound semiconductor production systems. These expenditures and efforts may not result in sales. In order to expand our materials production capabilities, we have dedicated a number of our TurboDisc systems to the manufacture of wafers and devices. Several of our products are currently being tested to determine whether they meet customer or industry specifications. During this qualification period, we invest significant resources and dedicate substantial production capacity to the manufacture of these new products, prior to any commitment to purchase by the prospective customer and without generating significant revenues from the qualification process. If we are unable to meet these specifications or do not receive sufficient orders to profitably use the dedicated production capacity, our business, financial condition and results of operations would be materially and adversely affected.

     Our historical and future budgets for operating expenses, capital expenditures, operating leases and service contracts are based upon our assumptions as to the anticipated market acceptance of our products. Because of the lengthy lead time required for our product development and the changes in technology that typically occur during such period, it is difficult to estimate customer demand for a product accurately. If our products do not achieve expected customer demand, our business, financial condition and results of operation will be materially and adversely affected.

INDUSTRY DEMAND FOR SKILLED EMPLOYEES, PARTICULARLY SCIENTIFIC AND TECHNICAL PERSONNEL WITH COMPOUND SEMICONDUCTOR EXPERIENCE, EXCEEDS THE NUMBER OF SKILLED PERSONNEL AVAILABLE.

     Our future success depends, in part, on our ability to attract and retain certain key personnel, including scientific, operational and management personnel. We anticipate that we will need to hire additional skilled personnel to continue to expand all areas of our business. The competition for attracting and retaining these employees, especially scientists, is intense. Because of this intense competition for these skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees in the future. If we are unable to retain our skilled employees and attract additional qualified employees to keep up with our expansion, our business, financial condition and results of operations will be materially and adversely affected.

PROTECTING OUR TRADE SECRETS AND OBTAINING PATENT PROTECTION IS CRITICAL TO OUR ABILITY TO EFFECTIVELY COMPETE FOR BUSINESS.


     Our success and competitive position depend on protecting our trade secrets and other intellectual property. Our strategy is to rely both on trade secrets and patents to protect our manufacturing and sales processes and products. Reliance on trade secrets is only an effective business practice insofar as trade secrets remain undisclosed and a proprietary product or process is not reverse engineered or independently developed. We take certain measures to protect our trade secrets, including executing non-disclosure agreements with our employees, joint venture partner, customers and suppliers. If parties breach these agreements or the measures we take are not properly implemented, we may not have an adequate remedy. Disclosure of our trade secrets or reverse engineering of our proprietary products, processes or devices could materially and adversely affect our business, financial condition and results of operations. We are actively pursuing patents on some of our recent inventions. There is no assurance that any patents will be obtained. If obtained, there is no assurance that any patents will afford us commercially significant protection of our technologies or that we will have adequate resources to enforce our patents. In addition, the laws of certain other countries may not protect our intellectual property to the same extent as U.S. laws.


OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     The compound semiconductor, optoelectronics, and fiberoptic communications industries are characterized by frequent litigation regarding patent and other intellectual property rights. From time to time we have received and may receive in the future, notice of claims of infringement of other parties' proprietary rights and licensing offers to commercialize third party patent rights. Although we are not currently involved in any litigation relating to our intellectual property, there can be no assurance that:

     o infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted against us or that such claims will not be successful;

     o future assertions will not result in an injunction against the sale of infringing products or otherwise significantly impair our business and results of operations; or

     o we will not be required to obtain licenses, the expense of which may adversely affect our results of operations and profitability.

INTERRUPTIONS IN OUR BUSINESS AND A SIGNIFICANT LOSS OF SALES TO ASIA MAY RESULT IF OUR PRIMARY ASIAN DISTRIBUTOR FAILS TO EFFECTIVELY MARKET AND SERVICE OUR PRODUCTS.

     We rely on a single marketing, distribution and service provider, Hakuto Co. Ltd., to market and service many of our products in Japan, China and Singapore. Hakuto is one of our shareholders and Hakuto's president is a member of our Board of Directors. We have distributorship agreements with Hakuto which expire in March 2008 and give Hakuto exclusive distribution rights for certain of our products in Japan. Hakuto's failure to effectively market and service our products or termination of our relationship with Hakuto could result in significant delays or interruption in our marketing and service programs in Asia. This could materially and adversely affect our business, financial condition and results of operations.

OUR MANAGEMENT'S STOCK OWNERSHIP GIVES THEM THE POWER TO CONTROL BUSINESS AFFAIRS AND PREVENT A TAKEOVER THAT COULD BE BENEFICIAL TO UNAFFILIATED SHAREHOLDERS.

     Certain members of our management, specifically Thomas J. Russell, Chairman of our Board, Reuben F. Richards, President, Chief Executive Officer and a director, and Robert Louis-Dreyfus, a director, are former members of Jesup & Lamont Merchant Partners, L.L.C. They collectively beneficially own more than 20% of our common stock. Accordingly, such persons will continue to hold sufficient voting power to control our business and affairs for the foreseeable future. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of our company, which could have a material adverse effect on our stock price.

UNSUCCESSFUL CONTROL OF THE HAZARDOUS RAW MATERIALS USED IN OUR MANUFACTURING PROCESS COULD RESULT IN COSTLY REMEDIATION FEES, PENALTIES OR DAMAGES UNDER ENVIRONMENTAL AND SAFETY REGULATIONS.

     The production of wafers and devices involves the use of certain hazardous raw materials, including, but not limited to, ammonia, phosphine and arsine. If our control systems are unsuccessful in preventing a release of these materials into the environment or other adverse environmental conditions occur, we could experience interruptions in our operations and incur substantial remediation and other costs. Failure to comply with environmental and health and safety laws and regulations may materially and adversely affect our business, financial condition and results of operations.

OUR BUSINESS OR OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY ISSUANCE OF PREFERRED STOCK.

     Our board of directors is authorized to issue up to 5,882,352 shares of preferred stock with such dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges as our board of directors, in its sole discretion, may determine. The issuance of shares of preferred stock may result in a decrease in the value or market price of our common stock, or our board of directors could use the preferred stock to delay or discourage hostile bids for control of us in which shareholders may receive premiums for their common stock or to make the possible sale of the company or the removal of our management more difficult. The issuance of shares of preferred stock could adversely affect the voting and other rights of the holders of common stock.

CERTAIN PROVISIONS OF NEW JERSEY LAW AND OUR CHARTER MAY MAKE A TAKEOVER OF OUR COMPANY DIFFICULT EVEN IF SUCH TAKEOVER COULD BE BENEFICIAL TO SOME OF OUR SHAREHOLDERS.

     New Jersey law and our certificate of incorporation, as amended, contain certain provisions that could delay or prevent a takeover attempt that our shareholders may consider in their best interests. Our board of directors is divided into three classes. Directors are elected to serve staggered three-year terms and are not subject to removal except for cause by the vote of the holders of at least 80% of our capital stock. In addition, approval by the holders of 80% of our voting stock is required for certain business combinations unless these transactions meet certain fair price criteria and procedural requirements or are approved by two-thirds of our continuing directors. We may in the future adopt other measures that may have the effect of delaying or discouraging an unsolicited takeover, even if the takeover were at a premium price or favored by a majority of unaffiliated shareholders. Certain of these measures may be adopted without any further vote or action by our shareholders.

THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY IN THE LAST YEAR AND MAY FLUCTUATE WIDELY IN THE FUTURE.

    Our common stock is traded on The Nasdaq National Market, which has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts' estimates, and financial performance and other activities of other publicly traded companies in the semiconductor industry could cause the price of our common stock to fluctuate substantially. In addition, in recent periods our common stock, the stock market in general, and the market for shares of small capitalization and semiconductor industry-related stocks in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any similar fluctuations in the future could adversely affect the market price of our common stock.


    Our stock price has fluctuated widely in the last year and may fluctuate widely in the future. Since March 31, 2000, our closing stock price has been as high as $62.50 per share and as low as $14.10 per share. Volatility in the price of our common stock may be caused by other factors outside of our control and may be unrelated or disproportionate to our operating results.


WE MAY ENGAGE IN ACQUISITIONS THAT MAY HARM OUR OPERATING RESULTS, DILUTE OUR STOCKHOLDERS AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

     We may pursue acquisitions to acquire new technologies, products or service offerings. Future acquisitions by us may involve the following:

     o    use of significant amounts of cash;

     o    potentially dilutive issuances of equity securities; and

     o incurrence of debt or amortization expenses related to goodwill and other intangible assets.

In addition, acquisitions involve numerous risks, including:

     o difficulties in the integration of the operations, technologies, products and personnel of the acquired company;

     o    diversion of management's attention from other business concerns;

     o risks of entering markets in which we have no or limited prior experience; and

     o    potential loss of key employees of the acquired company.

     From time to time, we have engaged in discussions with acquisition candidates regarding potential acquisitions of product lines, technologies and businesses. However, we currently have no commitments or agreements with respect to any such transaction. If such an acquisition does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE. AN INCREASE IN COMPETITION WOULD LIMIT OUR ABILITY TO MAINTAIN AND INCREASE OUR MARKET SHARE.

     We face substantial competition from a number of companies, many of which have greater financial, marketing, manufacturing and technical resources. Larger competitors could spend more on research and development, which could give those competitors an advantage in meeting customer demand. We expect that existing and new competitors will improve the design of their existing products and will introduce new products with enhanced performance characteristics. The introduction of new products or more efficient production of existing products by our competitors could diminish our market share and gross margins.

                       RISK FACTORS RELATING TO THE NOTES

THE NOTES ARE SUBORDINATED.

     The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. The indenture defines senior indebtedness as all indebtedness of EMCORE Corporation other than any indebtedness that expressly states that it is subordinated to the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. In addition, the subordination provisions of the indenture provide that payments with respect to the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior indebtedness. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, under the subordination provisions of the indenture, payments that would otherwise be made to holders of the notes will instead be paid to holders of senior indebtedness under certain circumstances. As a result of these provisions, our other creditors (including trade creditors) that are not holders of senior indebtedness may recover more, ratably, than the holders of the notes. The notes are also structurally subordinated to all liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not limit our or our subsidiaries' ability to incur debt, including senior indebtedness. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. See "Description of the Notes -- Subordination of Notes."


     On August 29, 2001, we had approximately $100,000 of senior indebtedness and $14.9 million available for additional borrowing under our credit facility.


WE MAY BE UNABLE TO MEET THE REDEMPTION REQUIREMENTS UPON A CHANGE IN CONTROL.

     Upon a change in control, you may require us to purchase all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Our current credit agreement contains, or other future agreements relating to our indebtedness might contain, provisions that prohibit the repurchase of the notes upon a change in control. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which will constitute a default under our credit facility and might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A PUBLIC MARKET FOR THE NOTES MAY NOT BE MAINTAINED.

     The initial purchasers are not obligated to make a market for the notes and may discontinue any market making activity at any time without notice. In addition, market-making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Earnings were insufficient to cover fixed charges for each of the periods indicated by the amount set forth (in thousands):




                                                 Fiscal Years Ended September 30,                 Nine Months
                                      -------------------------------------------------------         Ended
                                       1996        1997        1998         1999       2000      June 30, 2001
                                      ------      ------      -------     -------     -------    --------------
Insufficiency of Earnings to
 Cover Fixed Charges...........        $3,176      $5,197      $36,221     $16,358     $12,220           --
Ratio of Earnings
 to Fixed Charges..............         N/A*        N/A*        N/A*         N/A*        N/A*             4


* Indicates less than one to one coverage ratio.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture dated as of May 7, 2001 between us and Wilmington Trust Company, as trustee (the "indenture"). The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     In this section of the prospectus entitled "Description of the Notes," when we refer to "EMCORE," "we," "our," or "us," we are referring to EMCORE Corporation and not any of its subsidiaries.

GENERAL

     The notes are unsecured general obligations of EMCORE and are subordinate in right of payment as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." The notes have been issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on May 15, 2006, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

     The indenture does not limit our or our subsidiaries' ability to pay dividends, incur debt or issue or repurchase securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of EMCORE, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

     The notes bear interest at the annual rate of 5% subject to increases described in "Registration Rights" below. Interest is payable on May 15 and November 15 of each year, beginning November 15, 2001, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be May 1 and November 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount of notes in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     We maintain, through the Trustee, an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. Except under the limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

CONVERSION OF NOTES

     You will have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $48.7629 per share, subject to the adjustments described below.

     Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date, you must pay funds equal to the interest payable on the converted principal amount, except if the submitted notes or portions of notes are called for redemption or are subject to purchase following a change in control on a date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period.

     We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

     If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

     The conversion price will be adjusted upon the occurrence of:

     (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

     (2)  the subdivision or combination of our outstanding common stock;

     (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

          o dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

          o dividends or distributions exclusively in cash referred to in clause (5) below; and

          o distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

     (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

     (6) the purchase of our common stock pursuant to a tender offer (within the meaning of the U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

     In the event of:

     o    any reclassification of our common stock; or

     o    a consolidation, merger or combination involving EMCORE; or

     o a sale or conveyance to another person of the property and assets of EMCORE as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stockholders immediately prior to one of these types of events.

     We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of EMCORE. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

     You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price.

     No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

     The payment of the principal of, premium, if any, and interest on the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

     Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest (including any additional interest) on the notes is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

     In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

     We also may not make any payment on the notes if:

     o a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

     o any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

     We may resume making payments on the notes:

     o in the case of a payment default, when the default is cured or waived or ceases to exist; and

     o in the case of a nonpayment default, the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

     No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

     No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

     By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of EMCORE. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

     A portion of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.


     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of August 29, 2001, we had approximately $100,000 of indebtedness outstanding that would constitute senior indebtedness. The indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.


CERTAIN DEFINITIONS

     "CREDIT FACILITY" means that certain Amended and Restated Revolving Loan and Security Agreement dated as of March 1, 2001 with First Union National Bank, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured (including, without limitation, any amendment increasing the amount of available borrowing thereunder) from time to time and whether with the same or any other agent, lender or group of lenders.

     "DESIGNATED SENIOR INDEBTEDNESS" means the credit facility and any other particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

     "INDEBTEDNESS" means:

     (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

      o overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

      o evidenced by a credit or loan agreement, bonds, debentures, notes or other written obligations, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

     (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

     (4) all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

     (5) all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

     (6) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

     (7) all of our obligations, contingent or otherwise, with respect to an interest rate currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (8) all of our direct or indirect guarantees or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (7); and

     (9) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
          (8).

     "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of EMCORE whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by EMCORE, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

     Senior indebtedness does not include any indebtedness of EMCORE to any subsidiary of EMCORE or any obligation for federal, state, local or other taxes.

PROVISIONAL REDEMPTION

     We may redeem any portion of the notes at any time prior to May 20, 2004 upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per note plus accrued and unpaid interest to the redemption date if (1) the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) this shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

     If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to $150.00 per $1,000 note, minus the amount of any interest actually paid on the note prior to the redemption date. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the notice. The "make whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination of cash and stock, if a shelf registration covering resales of such common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the redemption date.

OPTIONAL REDEMPTION BY EMCORE

     Except as set forth under "Provisional Redemption," the notes may not be redeemed at the option of the Company prior to May 20, 2004. Thereafter the notes may be redeemed at the option of the Company in whole, or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the notes.

     The redemption prices (expressed as a percentage of principal amount) are as follows for notes redeemed during the periods set forth below:

                                                                     Redemption
      Period                                                            Price
      ------                                                         ----------
      Beginning on May 20, 2004 through May 14, 2005................   101.25%
      Beginning on May 15, 2005 and thereafter......................   100.00%


in each case together with accrued interest up to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

     If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

     No sinking fund is provided for the notes.

PURCHASE OF NOTES AT YOUR OPTION UPON A CHANGE IN CONTROL

     If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in a principal amount of $1,000 or multiples of $1,000.

     We will mail to the trustee and to each holder of a note a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice will state:

     o    the terms and conditions of the change in control;

     o the procedures required for exercise of the change in control purchase feature; and

     o    the holder's right to require EMCORE to purchase the notes.

     You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

     A change in control will be deemed to have occurred if any of the following occurs:

     o any "person" or "group" is or becomes the "beneficial owner," directly or indirectly (other than as a direct result of repurchases of stock by EMCORE or its subsidiaries), of shares of voting stock of EMCORE representing 50% or more of the total voting power of all outstanding classes of voting stock of EMCORE or such person or group (other than the management group) has the power, directly or indirectly, to elect a majority of the members of the board of directors of EMCORE; provided, that voting stock acquired in an exempt transaction shall not constitute an acquisition that would cause a change in control;

     o EMCORE consolidates with, or merges with or into, another person or EMCORE sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of EMCORE, or any person consolidates with, or merges with or into, EMCORE, in any such event other than pursuant to a transaction in which (a) the persons that "beneficially owned," directly or indirectly, the shares of voting stock of EMCORE immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of EMCORE, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person, or (b) an exempt transaction occurs; or

     o    EMCORE is dissolved or liquidated.

However, a change in control will not be deemed to have occurred if either:

     o the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

     o in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

     For purposes of this change in control definition:

     o "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

     o a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of EMCORE will be deemed to include, in addition to all outstanding shares of voting stock of EMCORE and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

     o "beneficially owned" has a meaning correlative to that of beneficial owner;

     o "exempt transaction" means any purchase from EMCORE of equity interests in EMCORE by any of Thomas Russell, The AER 1997 Trust, Robert Louis-Dreyfus, Gallium Enterprises, Inc. and Reuben Richards (the "management group"); provided that the management group does not collectively beneficially own more than 65% of the total voting power of all outstanding classes of voting stock of EMCORE following such purchase.

     o "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

     o "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

     The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

We will:

     o comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

     o file a Schedule to or any successor or similar schedule if required under the Exchange Act; and

     o otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

     This change in control purchase feature may make more difficult or discourage a takeover of EMCORE and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

     We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of indebtedness, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional indebtedness could adversely affect our ability to service our debt, including the notes.

     We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

     If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur indebtedness that has similar change of control provisions that permit holders of that debt to accelerate or require us to repurchase that indebtedness upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

EVENTS OF DEFAULT

     Each of the following constitutes an event of default under the indenture:

     (1) we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (2) we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

     (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

     (4) we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (5)  we fail to provide timely notice of a change in control; or

     (6)  certain events in bankruptcy, insolvency or reorganization of EMCORE.

     If an event of default, other than an event of default described in clause
(6) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (6) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

     After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration.

     Subject to the trustee's duties in the case of an event of default, the trustee is not obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity.

Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

     No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

     o the holder has previously given to the trustee written notice of a continuing event of default;

     o the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee;

     o the trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

     o the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note.

     Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

     o    we fail to pay principal, premium or interest on any note when due;

     o    we fail to convert any note into common stock; or

     o we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

     We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not EMCORE, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

     We and the trustee may make certain modifications and amendments to the indenture or the notes without notice to or the consent of any holder, including modifications or amendments to comply with the merger provisions described in the indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to comply with the provisions of the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the holders.

     We and the trustee may make modifications and amendments to the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

     However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

     o change the stated maturity of the principal of or interest on any note;

     o reduce the principal amount of, or any premium or interest on, any note;

     o reduce the amount of principal payable upon acceleration of the maturity of any note;

     o change the place or currency of payment of principal of, or any premium or interest on, any note;

     o impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

     o modify the subordination provisions in a manner materially adverse to the holders of notes;

     o adversely affect the right of holders to convert notes other than as provided in or under the indenture;

     o reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

     o reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     o    modify the foregoing requirements.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

     o the successor person, if any, is a corporation or limited liability company organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture;

     o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

     o    other conditions specified in the indenture are met.

REGISTRATION RIGHTS

     The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the notes.

     We have agreed to file a shelf registration statement under the Securities Act within 90 days after the first date of original issuance of the notes to register resales of the notes and the shares of common stock into which the notes are convertible, referred to as registrable securities. We have agreed to use commercially reasonable efforts to have this shelf registration statement declared effective within 180 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

     (1)  two years after the closing date;

     (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

     (3) the date on which all registrable securities (other than those held by affiliates of EMCORE) are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

     We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events.

     A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

     If:

     (1) on or prior to the 90th day after the first date of original issuance of the notes the shelf registration statement has not been filed with the SEC;

     (2) on or prior to the 180th day after the first date of original issuance of the notes the shelf registration statement has not been declared effective by the SEC;

     (3) we fail with respect to a note holder that supplies the questionnaire described below to supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

     (4) after the shelf registration statement has been declared effective such shelf registration statement ceases to be effective or fails to be usable in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and
          (A) we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 90th day, as the case may be;

(each such event referred to in clauses (1) through (4), a registration default), additional interest will accrue daily on registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the annual rate of 0.5% for the notes or, if applicable, on an equivalent basis per share (subject to adjustment in the case of stock splits, stock recombinations, stock dividends and the like) of common stock constituting registrable securities. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

     We will pay all expenses of the shelf registration statement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, registered resales of the registrable securities.

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within 90 days or (2) all outstanding notes have been called for redemption within 90 days and in either case we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

     We have initially appointed the trustee as security registrar, paying agent and conversion agent acting through its corporate trust office. We reserve the right to:

     o vary or terminate the appointment of the security registrar, paying agent or conversion agent;

     o    appoint additional paying agents or conversion agents; or

     o approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

     We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

     We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

     The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

THE TRUSTEE

     Wilmington Trust Company serves as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

     The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

     We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

     DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York;

     o    a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 5,882,352 shares of preferred stock, par value $.0001 per share.


     As of August 24, 2001, there were 35,408,474 shares of common stock outstanding, held of record by approximately 6,400 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offering will be fully paid and non-assessable.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase notes in the offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include individual citizens or residents of the United States and corporations (or entities treated as corporations for U.S. federal income tax purposes) organized under the laws of the United States or any state or the District of Columbia. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons with respect to substantial trust decisions. An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. Special rules apply to nonresident alien individuals and foreign corporations, estates or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. The tax treatment of a holder of notes or common stock may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, such as the application of the alternative minimum tax or rules applicable to taxpayers in special circumstances. Special rules may apply, for instance, to banks and financial institutions, insurance companies, S-corporations, broker-dealers, tax-exempt organizations, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, to persons that have a "functional currency" other than the U.S. dollar, or to persons subject to taxation as expatriates. Furthermore, in general, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes. This summary is based on the U.S. federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Finally, the summary does not describe the effect of the federal estate tax laws on U.S. Holders or the effects of any other federal or any applicable foreign, state, or local laws.

     PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

TAXATION OF INTEREST

     You will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, if a holder of a debt instrument may receive payments of other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes will not be issued with original issue discount. If the price of our common stock exceeds 150% of the conversion price of the notes during a prescribed period, and certain other conditions are met regarding the registration of the notes and common stock, we will be able to call the notes for redemption at a price that will include an additional amount in excess of their principal amount. The original issue discount regulations allow contingent payments such as this to be disregarded in computing a holder's interest income if the contingency is either "incidental" or "remote." If we exercise our provisional redemption right, it is likely that holders of the notes would convert them into common stock. Therefore, we believe that the possibility that we will pay the prescribed redemption premium is remote. Our determination that this contingency is incidental or remote is binding on holders unless they disclose their contrary position. Any such determination, however, would not be binding upon a taxing authority. If we pay a redemption premium in connection with our exercise of our provisional redemption right, the premium would most likely be treated as capital gain.

     Under the terms of the notes, if a noteholder converts a note to our common stock after the record date but prior to the interest payment date, the noteholder is obligated to pay us funds equal to the interest payable on the converted principal amount. The tax consequences to the noteholder of the receipt and repayment of interest are uncertain. We believe that neither the receipt nor the repayment should be taken into account in computing the noteholder's taxable income. A taxing authority, however, may require the noteholder to recognize ordinary income in an amount equal to the interest received. In that case, the noteholder should be allowed an offsetting deduction for the repayment. The noteholder, however, may be required to capitalize (rather than deduct) the repaid interest payment as an addition to tax basis in the common stock received in the conversion.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     You will generally recognize capital gain or loss if you dispose of a note in a sale, redemption or exchange other than a conversion of the note into common stock. Your gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the note. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the note. Your tax basis in the note will generally equal the amount you paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in income. The gain or loss recognized by you on a disposition of the note will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years. The deductibility of capital losses is subject to limitation.

     CONVERSION OF THE NOTES

     You generally will not recognize any income, gain or loss on converting a note into common stock. If you receive cash in lieu of a fractional share of stock, however, you would be treated as if you received the fractional share and then had the fractional share redeemed for the cash. You would recognize gain or loss equal to the difference between the cash received and that portion of your basis in the stock attributable to the fractional share. Your aggregate basis in the common stock will equal your adjusted basis in the note (less the basis allocable to the fractional share). Your holding period for the stock will include the period during which you held the note.

     DIVIDENDS ON COMMON STOCK

     If, after you convert a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received.

     ADJUSTMENT OF CONVERSION RATE

     The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient's tax basis and then as capital gain.

     SALE OF COMMON STOCK

     You will generally recognize capital gain or loss on a sale or exchange of common stock. Your gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the stock. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by you on a sale or exchange of stock will be long-term capital gain or loss if you held the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years, while the deductibility of capital losses is subject to limitation.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

     The following rules apply to you if you are a Non-U.S. Holder.

     TAXATION OF INTEREST

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal withholding tax at a rate of 30 percent of the amount of interest collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to you if

     o you own, directly or indirectly, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote,

     o    you are a "controlled foreign corporation" that is related to us.

     In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, 10 percent or more of the total combined voting power of all classes of stock entitled to vote. If you are a bank investing in the notes as an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, please consult your own tax advisor regarding your investment in the notes. Even if the portfolio interest exemption does not apply, U.S. federal withholding tax may be reduced or eliminated under an applicable treaty assuming you properly certify your entitlement of the benefit under the treaty.

     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if you certify your nonresident status. You can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

     SALE, EXCHANGE OR REDEMPTION OF NOTES

     You generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

     o the gain is effectively connected with the conduct by you of a U.S. trade or business,

     o you are a former citizen or long-term resident of the United States subject to special rules that apply to expatriates, or

     o you are an individual present in the United States for 183 days or more in the year of such sale, exchange or disposition and certain other requirements are met.

     CONVERSION OF THE NOTES

     You generally will not recognize any income, gain or loss on converting a note into common stock.

     DIVIDENDS

     Dividends paid to you on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and your country of residence. In order to claim the benefits of a tax treaty, you must demonstrate your entitlement by certifying your nonresident status and eligibility for treaty benefits. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

     SALE OF COMMON STOCK

     You will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale, Exchange or Redemption of Notes."

     INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

     The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in your gross income, will not be subject to the 30 percent withholding tax. To claim this exemption from withholding, you must certify your qualification, which can be done by filing a Form W-8ECI. If you are a foreign corporation, your income effectively connected with a U.S. trade or business would generally be subject to an additional "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

     UNITED STATES REAL PROPERTY HOLDING CORPORATION STATUS

     The Foreign Investment in Real Property Tax Act ("FIRPTA") rules may apply to a sale, exchange or other disposition of notes or common stock if we are, or were within five years before the transaction, a "United States real property holding corporation"("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition by you only if we otherwise were a USRPHC and (i) in the case of common stock, you owned, directly or indirectly, more than five percent of our common stock within five years before the disposition of the common stock and
(ii) in the case of the notes, you owned, directly or indirectly, notes which, as of any date on which such notes were acquired by you, had a fair market value greater than the fair market value on that date of five percent of our common stock (or, possibly, of the regularly traded class of stock with the lowest fair market value). If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes or common stock by you, then any gain recognized by you would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

     U.S. FEDERAL ESTATE TAX

     The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes would have qualified as portfolio interest (as described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest") were it received by the decedent at the time of death. Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at the applicable backup withholding tax rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign. Under recently enacted legislation, the current backup withholding rate of 31% will be reduced as of

August 7, 2001 to 30.5%. This rate will be further reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 and thereafter.

     If you are an individual U.S. holder of notes or common stock, payments of interest or dividends to you will generally be subject to information reporting, and will be subject to backup withholding unless you provide us with a correct taxpayer identification number and neither the IRS nor a broker informs us that withholding is required.

     The backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to backup withholding. To avoid backup withholding on dividends, you will have to certify your nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders -- Taxation of Interest." Even if certification is provided, information reporting may still apply to payments of dividends and interest.

     If you are a U.S. Holder payments made to you by a broker upon a sale of notes or common stock will generally be subject to information reporting and possible backup withholding. If you are a Non-U.S. Holder payments made to you by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as you certify your foreign status.

     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

     o    directly by the selling securityholders; or

     o by the selling securityholders through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and underlying common stock may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o    through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

     To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     Our common stock trades on the Nasdaq National Market under the symbol "EMKR." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors -- A Public Market for the Notes May Not Be Maintained."

     There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                             SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement in May 2001. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

     The following table contains information as of August 29, 2001, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.


                                                    Principal Amount of                      Number of Shares
                                                     Maturity of Notes    Percentage of       of Common Stock   Percentage of
                                                    Beneficially Owned        Notes             That May Be      Common Stock
Name                                                 that May be Sold      Outstanding            Sold(1)       Outstanding(2)
----                                                ------------------    -------------      ----------------   --------------
AFTRA Health Fund                                       $  290,000                *                  5,947             *
c/o Mackay Shields
9 West 57th Street
33rd Floor
New York, NY 10019

Allete, Inc.                                               500,000                *                 10,253             *
30 W. Superior St.
Duluth, MN 55802

AIG/National Union Fire Insurance                        1,400,000                *                 28,710             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Alexandra Global Investment Fund 1 Ltd.                  6,000,000              3.5                123,044             *
237 Park Ave.
9th Floor
New York, NY 10017

Aloha Airlines Non-Pilots Pension Trust                    200,000                *                  4,101             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Aloha Pilots Retirement Trust                              125,000                *                  2,563             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Alpine Associates                                        8,000,000              4.6                164,059             *
c/o V.E.Z. Systems
120 Broadway
9th Floor, Rm. 913
New York, NY  10271

Alpine Partners, L.P.                                    1,250,000                *                 25,634             *
120 Broadway
9th Floor, Rm. 913
New York, NY  10271

American Samoa Government Employees                         50,000                *                  1,025             *
Retirement
357 N. Canon Drive
Beverly Hills, CA  91377

Amaranth Securities LLC                                 13,150,000              7.5                269,673             *
Two American Lane
Greenwich, CT 06836-2571

American Skandia Trust                                     100,000                *                  2,050             *
c/o Lord Abbett & Co.
90 Hudson Street
11th Floor
Jersey City, NJ 07302

Arbitex Master Fund L.P.                                 5,000,000              2.9                102,536             *
c/o HW Capital L.P.
1601 Elm Street
Suite 4000
Dallas, TX 75201

B.C. McCabe Foundation                                     200,000                *                  4,101             *
c/o Lord Abbett & Co.
90 Hudson Street
11th Floor
Jersey City, NJ 07302

Bear, Stearns & Co., Inc.                                  500,000                *                 10,253             *
245 Park Avenue, 13th Floor
Global Fund Management
New York, NY  10167

Chrysler Corporation Master Retirement                   2,515,000              1.4                 51,576             *
Trust
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA  90071

Clinton Riverside Convertible Portfolio Limited          5,500,000              3.2                112,790             *
c/o Clinton Group, Inc.
Financial Square
32 Old Slip - 5th Floor
New York, NY 10005

Clinton Multistrategy Master Fund, Ltd.                  3,000,000              1.7                 61,522             *
c/o Clinton Group, Inc.
Financial Square
32 Old Slip - 5th Floor
New York, NY 10005

C & H Sugar Company Inc.                                   325,000                *                  6,664             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA  90024

D.E. Shaw Investments, L.P.                                567,000                *                 11,627             *
c/o D.E. Shaw & Co., L.P.
120 West 45th Street
39th Floor
New York, NY 10036

D.E. Shaw Valence, L.P.                                  2,266,000              1.3                 46,469             *
c/o D.E. Shaw & Co., L.P.
120 West 45th Street
39th Floor
New York, NY 10036

Delta Air Lines Master Trust                               475,000                *                  9,741             *
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Drury University                                           100,000                *                  2,050             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Hawaiian Airlines Employees Pension Plan - IAM             100,000                *                  2,050             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Hawaiian Airlines Pension Plan for Salaried                 25,000                *                    512             *
Employees
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Hawaiian Airlines Pilots Retirement Plan                   200,000                *                  4,101             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Kayne Anderson Diversified Capital Partners, L.P.          100,000                *                  2,050             *
1800 Avenue of the Stars
2nd Floor
Los Angeles, CA 90067

Lipper Convertibles, L.P.                                4,500,000              2.6                 92,283             *
101 Park Avenue
6th Floor
New York, NY 10178

Lipper Convertibles, L.P. (Class B)                        500,000                *                 10,253             *
101 Park Avenue
6th Floor
New York, NY 10178

Lipper Convertibles Series II, L.P.                      1,000,000                *                 20,507             *
101 Park Avenue
6th Floor
New York, NY 10178

Lipper Offshore Convertibles, L.P.                       1,000,000                *                 20,507             *
101 Park Avenue
6th Floor
New York, NY 10178

Lipper Offshore Convertibles, L.P. #2                      500,000                *                 10,253             *
101 Park Avenue
6th Floor
New York, NY 10178

Lyxor Master Fund                                        1,000,000                *                 20,507             *
c/o HW Capital L.P.
1601 Elm Street
Suite 4000
Dallas, TX 75201

Mainstay Covertible Fund                                 4,170,000              2.4                 85,515             *
c/o Mackay Shields
9 West 57th Street
33rd Floor
New York, NY 10019

Mainstay VP Covertible Portfolio                         1,130,000                *                 23,173             *
c/o Mackay Shields
9 West 57th Street
New York, NY 10019

Motion Picture Industry Health Plan -                      165,000                *                  3,383             *
Active Member Fund
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Motion Picture Industry Health Plan -                       80,000                *                  1,640             *
Retiree Member Fund
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

National Bank Financial, Inc.                            2,000,000              1.2                 41,014             *
The Exchange Tower
130 King Street W.
Suite 3200
P.O. Box 21
Toronto, ON Canada MX5

National Fuel & Gas Company Retirement Plan                100,000                *                  2,050             *
c/o Lord Abbett & Co.
90 Hudston Street
11th Floor
Jersey City, NJ 07302

New York Life Insurance Company                          5,500,000              3.2                112,790             *
51 Madison Avenue
New York, NY 10010

New York Life Separate Account #7                          560,000                *                 11,484             *
c/o Mackay Shields
9 West 57th Street
New York, NY 10019

OCM Convertible Trust                                    1,055,000                *                 21,635             *
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Ondeo Nalco                                                450,000                *                  9,228             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

Oxford, Lord Abbett & Co.                                1,400,000                *                 28,710             *
c/o Lord Abbett & Co.
90 Hudson Street
11th Floor
Jersey City, NJ 07302

Paloma Securities LLC                                   29,650,000             16.9                608,044           1.7
Two American Lane
Greenwich, CT 06836-2571

Partner Reinsurance Company Ltd.                           275,000                *                  5,639             *
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Pioneer High Yield Fund                                  1,000,000                *                 20,507             *
60 State Street
Boston, MA  02109

Queen's Health Plan                                         75,000                *                  1,538             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

R2 Investments, LDC                                     15,000,000              8.6                307,610             *
c/o Amalgamated Gadgets, LP as
Investment Manager
301 Commerce Street Suite #2975
Fort Worth, TX 76102

Salomon Brothers Asset Management, Inc.                  7,000,000              4.0                143,551             *
7 World Trade Center
37th Floor
New York, NY 10048

Spear, Leeds & Kellogg LP                                1,750,000              1.0                 35,887             *
120 Broadway
7th Floor
New York, NY 10271

Starvest Combined Portfolio                              1,500,000                *                 30,761             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

State Employees' Retirement Fund                           720,000                *                 14,765             *
of the State of Delaware
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

State of Connecticut Combined                            1,370,000                *                 28,095             *
Investment Funds
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

State of Oregon/SAIF Corporation                         4,075,000              2.4                 83,567             *
c/o Froley Revy Investment Co., Inc.
10900 Wilshire Blvd.
Ste. 900
Los Angeles, CA 90024

The Estate of James Campbell                               146,000                *                  2,994             *
357 N. Canon Drive
Beverly Hills, CA  91377

The James Campbell Corporation                             104,000                *                  2,132             *
357 N. Canon Drive
Beverly Hills, CA  91377

Total Fina Elf Finance U.S.A., Inc.                        200,000                *                  4,101             *
c/o Lord Abbett & Co.
90 Hudson Street
11th Floor
Jersey City, NJ 07302

TQA Master Fund Ltd.                                     2,000,000              1.2                 41,014             *
405 Lexington Ave.
New York, NY  10174

TQA Master Fund Plus Ltd.                                2,000,000              1.2                 41,014             *
405 Lexington Ave.
New York, NY  10174

UBS O'Connor LLC                                         1,000,000                *                 20,507             *
f/b/o UBS Global Equity Arbitrage Masters Ltd.
141 W. Jackson Blvd.
7th Floor
Chicago, IL 60604

Vanguard Convertible Securities                          1,790,000              1.0                 36,708             *
Fund, Inc.
c/o Oaktree Capital Management, LLC
333 So. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Victory Capital Management                                 500,000                *                 10,253             *
as Agent for the
Victory Convertible Securities Fund
120 Public Square
20th Floor
Cleveland, OH 44114



                                       Principal Amount of                      Number of Shares
                                        Maturity of Notes    Percentage of       of Common Stock   Percentage of
                                       Beneficially Owned        Notes             That May Be      Common Stock
Name                                    that May be Sold      Outstanding            Sold(1)       Outstanding(2)
----                                   ------------------    -------------      ----------------   --------------
White River Securities L.L.C.                500,000               *                 10,253              *
245 Park Avenue, 13th Floor
Global Fund Management
New York, NY 10167

Any other holder of notes or
future transferee, pledgee, donee
or successor of any holder(3)(4)

--------------------

 *     Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $48.7629 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.


(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 35,408,474 shares of common stock outstanding as of August 24, 2001. In addition, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.


(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information may be set forth in prospectus supplements.

     Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for EMCORE by White & Case LLP, who may rely upon Dillon, Bitar & Luther, New Jersey counsel for EMCORE, as to matters of New Jersey law.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of EMCORE Corporation incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Uniroyal Optoelectronics, LLC for the years ended October 1, 2000 and September 26, 1999 and for the period from February 28, 1998 (date of formation) to September 27, 1998, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                TO BE PAID
                                                                  BY THE
                                                                REGISTRANT
                                                              ------------

Securities and Exchange Commission registration fee.........  $    35,493

Nasdaq Listing Fee..........................................       17,500




Accounting fees and expenses ...............................        6,500

Printing expenses ..........................................        2,000

Legal fees and expenses ....................................       10,000

Other expenses .............................................        5,000
                                                              -----------
Total ......................................................  $    76,493
                                                              ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     EMCORE's Restated Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the full extent permitted by New Jersey law, including in circumstances in which indemnification is otherwise discretionary under New Jersey law.

     Section 14A:2-7 of the New Jersey Business Corporation Act provides that a New Jersey corporation's:

     "certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this subsection, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest."

In addition, Section 14A:3-5 (1995) of the New Jersey Business Corporation Act
(1995) provides as follows:

         INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         (1) As used in this section,

                  (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

                  (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

                  (c) "Expenses" means reasonable costs, disbursements and counsel fees;

                  (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

                  (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

                  (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

                  (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

                  (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

         (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

         (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

         (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

                  (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

                  (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

                  (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

         (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

         (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

                  (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

                  (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

                  (b) Application for such indemnification may be made:

                  (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

                  (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

         The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

         (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S.14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

         (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

         (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

         (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

         (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

ITEM 16.  EXHIBITS

         The following exhibits are filed with this Registration Statement:


   EXHIBIT NO.                           DESCRIPTION
   -----------                           -----------

       2.1        --    Membership Interest Purchase Agreement, dated as of
                        August 2, 2001, by and among Uniroyal Technology
                        Corporation, Uniroyal Compound Semiconductor, Inc.,
                        Uniroyal Optoelectronics, LLC and the Company
                        (incorporated by reference to Exhibit 2.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001.

       4.1        --    Restated Certificate of Incorporation, dated December
                        21, 2000 (incorporated by reference to Exhibit 3.1 to the registrant's annual report on Form 10-K for the fiscal year ended September 30, 2000).

       4.2        --    Specimen certificate for shares of common stock
                        (incorporated by reference to Exhibit 4.1 to Amendment
                        No. 3 to the Registration Statement on Form S-1 (File
                        No. 333-18565) filed with the Commission on February 24,
                        1997).

       4.3        --    Form of $10.20 (pre-split) Warrant (incorporated by
                        reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-18565) filed with the Commission on February 6, 1997).

       4.4        --    Form of $11.375 (pre-split) Warrant (incorporated by
                        reference to Exhibit 4.2 to the registrant's annual report on Form 10-K for the fiscal year ended September
                        30, 1998).

   EXHIBIT NO.                           DESCRIPTION
   -----------                           -----------

       4.5        --    Registration Rights Agreement relating to September 1996
                        warrant issuance (incorporated by reference to Exhibit
                        10.6 to Amendment No. 1 to the Registration Statement on
                        Form S-1 (File No. 333-18565) filed with the Commission on February 6, 1997).

       4.6        --    Registration Rights Agreement relating to December 1996
                        warrant issuance (incorporated by reference to Exhibit
                        10.7 to Amendment No. 1 to the Registration Statement on
                        Form S-1 (File No. 333-18565) filed with the Commission on February 6, 1997).

       4.7        --    Registration Rights Agreement, dated November 30, 1998
                        by and between the Company, Hakuto, UMI and UTC
                        (incorporated by reference to Exhibit 10.16 to the registrant's annual report on Form 10-K for the fiscal year ended September 30, 1998).

       4.8        --    Registration Rights Agreement, dated as of May 26, 1999,
                        by and between EMCORE Corporation and GE Capital Equity
                        Investments, Inc. (incorporated by reference to Exhibit
                        10.19 to Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-71791) filed with the
                        Commission on June 9, 1999).

       4.9        --    Indenture, dated as of May 7, 2001, between the Company
                        and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).

      4.10        --    Note, dated as of May 7, 2001, in the amount of
                        $175,000,000 (incorporated by reference to Exhibit 4.2 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).

      4.11        --    Amended and Restated Revolving Loan and Security
                        Agreement, dated as of March 1, 2001, between the Company and First Union National Bank (incorporated by reference to Exhibit 4.3 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March
                        31, 2001).

      4.12        --    Registration Rights Agreement, dated as of May 7, 2001,
                        among the Company and the Credit Suisse First Boston
                        Corporation, on behalf of the initial purchasers
                        (incorporated by reference to Exhibit 10.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).

       5.1        --    Opinion of White & Case LLP**

      23.1        --    Consent of Deloitte & Touche LLP.*

      23.2        --    Consent of Deloitte & Touche LLP.*

      23.3        --    Consent of White & Case LLP (included in Exhibit 5.1).**

      24.1        --    Power of Attorney (included in signature page of this
                        Registration Statement).**

      25.1        --    Form T-1 Statement of Eligibility of Trustee for
                        Indenture under the Trust Indenture Act of 1939.**

      99.1        --    Uniroyal Optoelectronics, LLC Financial Statements as
                        of October 1, 2000 and September 26, 1999, for the
                        Fiscal Years Ended October 1, 2000 and
                        September 26, 1999, for the Period February 20, 1998
                        (date of formation) to September 27, 1998 and for the Period February 20, 1998 (date of formation) to
                        October 1, 2000 and Independent Auditors Report.*




 * Filed herewith

** Previously filed

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided however, that paragraphs (1)(a) and
         (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Somerset, State of New Jersey, on August 30, 2001.


                                        EMCORE CORPORATION


                                        By: /s/ Reuben F. Richards, Jr.
                                            ------------------------------------
                                                Reuben F. Richards, Jr.
                                                President and Chief Executive
                                                Officer





         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated, on August 30, 2001.




             SIGNATURE                                  TITLE
             ---------                                  -----

                   *                        Chairman of the Board and Director
---------------------------------------
            Thomas J. Russell



      /s/ Reuben F. Richards, Jr.           President, Chief Executive Officer and Director
---------------------------------------     (Principal Executive Officer)
          Reuben F. Richards, Jr.



                   *                        Vice President, Chief Financial Officer, and Director
---------------------------------------     (Principal Accounting and Financial Officer)
            Thomas G. Werthan



                   *                        Vice President-Technology, Chief Technical
---------------------------------------     Officer and Director
            Richard A. Stall



                   *                        Director
---------------------------------------
             Charles Scott



                   *                        Director
---------------------------------------
          Robert Louis-Dreyfus



                   *                        Director
---------------------------------------
             Hugh H. Fenwick



                   *                        Director
---------------------------------------
            Shigeo Takayama



                   *                        Director
---------------------------------------
           John J. Hogan, Jr.



* By: /s/ Reuben F. Richards
      ---------------------------------
          Reuben F. Richards
          Attorney-in-Fact


                                  EXHIBIT INDEX



   EXHIBIT NO.                           DESCRIPTION
   -----------                           -----------

       2.1        --    Membership Interest Purchase Agreement, dated as of
                        August 2, 2001, by and among Uniroyal Technology
                        Corporation, Uniroyal Compound Semiconductor, Inc.,
                        Uniroyal Optoelectronics, LLC and the Company
                        (incorporated by reference to Exhibit 2.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001.

       4.1        --    Restated Certificate of Incorporation, dated December
                        21, 2000 (incorporated by reference to Exhibit 3.1 to the registrant's annual report on Form 10-K for the fiscal year ended September 30, 2000).

       4.2        --    Specimen certificate for shares of common stock
                        (incorporated by reference to Exhibit 4.1 to Amendment
                        No. 3 to the Registration Statement on Form S-1 (File
                        No. 333-18565) filed with the Commission on February 24,
                        1997).

       4.3        --    Form of $10.20 (pre-split) Warrant (incorporated by
                        reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-18565) filed with the Commission on February 6, 1997).

       4.4        --    Form of $11.375 (pre-split) Warrant (incorporated by
                        reference to Exhibit 4.2 to the registrant's annual report on Form 10-K for the fiscal year ended September
                        30, 1998).

       4.5        --    Registration Rights Agreement relating to September 1996
                        warrant issuance (incorporated by reference to Exhibit
                        10.6 to Amendment No. 1 to the Registration Statement on
                        Form S-1 (File No. 333-18565) filed with the Commission on February 6, 1997).

       4.6        --    Registration Rights Agreement relating to December 1996
                        warrant issuance (incorporated by reference to Exhibit
                        10.7 to Amendment No. 1 to the Registration Statement on
                        Form S-1 (File No. 333-18565) filed with the Commission on February 6, 1997).

       4.7        --    Registration Rights Agreement, dated November 30, 1998
                        by and between the Company, Hakuto, UMI and UTC
                        (incorporated by reference to Exhibit 10.16 to the registrant's annual report on Form 10-K for the fiscal year ended September 30, 1998).

       4.8        --    Registration Rights Agreement, dated as of May 26, 1999,
                        by and between EMCORE Corporation and GE Capital Equity
                        Investments, Inc. (incorporated by reference to Exhibit
                        10.19 to Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-71791) filed with the
                        Commission on June 9, 1999).

       4.9        --    Indenture, dated as of May 7, 2001, between the Company
                        and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).

      4.10        --    Note, dated as of May 7, 2001, in the amount of
                        $175,000,000 (incorporated by reference to Exhibit 4.2 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).

      4.11        --    Amended and Restated Revolving Loan and Security
                        Agreement, dated as of March 1, 2001, between the Company and First Union National Bank (incorporated by reference to Exhibit 4.3 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March
                        31, 2001).

   EXHIBIT NO.                           DESCRIPTION
   -----------                           -----------


      4.12        --    Registration Rights Agreement, dated as of May 7, 2001,
                        among the Company and the Credit Suisse First Boston
                        Corporation, on behalf of the initial purchasers
                        (incorporated by reference to Exhibit 10.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).

       5.1        --    Opinion of White & Case LLP**

      23.1        --    Consent of Deloitte & Touche LLP.*

      23.2        --    Consent of Deloitte & Touche LLP.*

      23.3        --    Consent of White & Case LLP (included in Exhibit 5.1).**

      24.1        --    Power of Attorney (included in signature page of this
                        Registration Statement).**

      25.1        --    Form T-1 Statement of Eligibility of Trustee for
                        Indenture under the Trust Indenture Act of 1939.**

      99.1        --    Uniroyal Optoelectronics, LLC Financial Statements as
                        of October 1, 2000 and September 26, 1999, for the
                        Fiscal Years Ended October 1, 2000 and
                        September 26, 1999, for the Period February 20, 1998
                        (date of formation) to September 27, 1998 and for the Period February 20, 1998 (date of formation) to
                        October 1, 2000 and Independent Auditors Report.*





 * Filed herewith

** Previously filed